Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment to Form S-3

(Form Type)

Cortexyme, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share		(1)	(2)	(3)

	Equity	Preferred Stock, par value $0.001 per share		(1)	(2)	(3)

	Debt	Debt Securities		(1)	(2)	(3)

	Other	Warrants		(1)	(2)	(3)

	Other	Units		(1)	(2)	(3)

	Unallocated (universal) shelf		457(o)	(1)	(2)	(3)

	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(2)	$150,000,000	0.0000927	$13,905.00

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(o)			$150,000,000	0.0000927	$13,905.00	(4)

	Total Offering Amounts					$150,000,000		$13,905.00

	Total Fees Previously Paid							$13,905.00	(4)

	Total Fee Offsets							—

	Net Fee Due							$0	(4)

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $150,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock, and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $150,000,000.

(4)

The registrant previously paid a fee of $13,905.00 related to $150,000,000 of the registrant’s common stock that may be issued and sold under a certain sales agreement with Jefferies LLC, which is applied to the registrant’s total registration fee.

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